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FIND/SVP CHANGES NAME TO GUIDELINE
New Brand Marks Firm’s Shift from Traditional Research to
Customized Business Research and Analysis

NEW YORK, March 14, 2006 - FIND/SVP, Inc. (OTCBB: FSVP), the nation’s only single-source provider of customized business research and analysis, today announced it has changed its name to Guideline. The new brand marks the business research company’s shift to providing its clients with integrated business research and analysis that delivers greater return-on-investment.

The new name communicates the research firm’s goal of guiding clients through the process of determining the most optimal research tools and methodologies needed to answer their most pressing business challenges. With the assimilation of four acquisitions over the past three years, Guideline now offers a portfolio of customized business research services to support the entire enterprise in four key areas: On-Demand Business Research, Custom Market Research, Strategic Intelligence and Product Development Intelligence.

“For more than three decades, FIND/SVP has been associated with on-demand secondary research, but now we can serve as a single source for all of corporate America’s business research needs,” said David Walke, Chairman and Chief Executive Officer, Guideline, Inc. “Our new name more accurately represents our complete suite of products and services and our shift to a more integrated approach that supports the entire business through customized business research and analysis.”

In 1969, FIND/SVP began operations as one of the only research firms able to respond to on-demand business inquiries within 24 hours. Located across the street from the New York Public Library, its small team of researchers would receive client inquiries, run across the street, and cull the shelves to locate the facts and figures. As the company began to grow, and online databases and the Internet became more prevalent, FIND/SVP developed is own collection of resources - and today operates one of the largest private business libraries in corporate America. This investment further reduced the response time to clients’ requests.

Today, On-Demand Business Research still represents slightly more than a third of FIND/SVP’s business. However, client requests for primary research, such as custom market research, competitive intelligence and research to support new product development have grown significantly.

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FIND/SVP recognized the need to accommodate the increased needs of their clients and expanded their service offerings through organic growth and acquisitions of best-in-class research firms. In April 2005, FIND/SVP closed on its most recent set of acquisitions and began to plan its re-branding.

The new company - Guideline - represents the need for a more integrated approach to research that supports the entire enterprise across key functional areas. For example, often the research assigned by the Marketing department is not integrated with other departments, which results in wasted resources and redundancies due to the multiple research firms involved.

“Since all of our research needs are handled by one team, Guideline knows the industry and can recommend the best research solutions for my business. This has enabled me to respond faster to the marketplace,” said Vee Kimbrell, Vice President of Business Intelligence and New Product Development, Wells Real Estate Funds, Inc. “The team’s integration of secondary research with its market research capabilities helps us understand our customer and develop products that meet their financial needs. My work with Guideline is cost effective compared to the value Wells receives.”

Guideline offers a portfolio of research services based on a process that uses a carefully developed set of common research tasks, approaches and methodologies in an integrated way to ensure the research is relevant and actionable. This strategy, which can be applied to almost any research assignment, involves using a combination of research solutions that fluidly interrelate and can be combined or separated as appropriate.

The new name will be used beginning today, which includes a re-branding of all sales and marketing materials, as well as a completely redesigned website located at www.guideline.com.

“Through Guideline, we are confident our clients will reap the benefits of our new approach,” added Mr. Walke. “We believe that an integrated solution, properly executed, not only will enhance quality, but lower the total cost and increase clients’ return-on-investment.”

Earnings Conference Call Information
Management will host a conference call on Thursday, March 23rd, 2006, at 2:30 PM ET to review the fourth quarter and year end financial results. To access the call, dial (800) 370-0898. To listen to the live web cast go to: http://www.findsvp.com in the Investor Relations area of the web site. A replay of the conference call will be available two hours after the call for five business days. Investors may access the replay by dialing (877) 519-4471 and entering the following pass code: 7061967.  In addition, the call will be available over the Internet at http://www.findsvp.com in the Investor Relations area of the web site.

About Guideline
Guideline (OTCBB: FSVP) is the nation's only single-source provider of customized business research and analysis. Through its end-to-end continuum of On-Demand Business Research, Custom Market Research, Strategic Intelligence, and Product Development Intelligence. Guideline's research analysts create integrated solutions that enable clients to make informed decisions to address their critical business needs. Guideline specializes in nearly all major industries, including media and entertainment, healthcare and pharmaceuticals, financial and business services and consumer products. Guideline is located at 625 Avenue of the Americas, New York, N.Y. 10011. More information is available by calling 212-645-4500 or visiting www.guideline.com.

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Forward-Looking Statements

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